Exhibit 99.1

CONTACT:

George Relan

Director of Corporate Relations

Telephone (518) 533-2220

grelan@mechtech.com

MTI MICROFUEL CELLS NAMES PENG LIM PRESIDENT & CEO

Silicon Valley Consumer Electronics Executive to Lead

Mobion® Product Development Efforts for Global Markets

Albany, N.Y., May 9, 2006 - MTI MicroFuel Cells Inc. (MTI Micro), developer of the award-winning Mobion® micro fuel cell technology for handheld electronic devices, and a majority-owned subsidiary of Mechanical Technology Incorporated (MTI) (NASDAQ:MKTY), today announced the appointment of Peng Lim as President and Chief Executive Officer. Mr. Lim was also appointed to the Board of Directors of both MTI and MTI Micro.

"A pioneer in the mobile computing industry, Peng Lim is a seasoned executive with substantial experience in the portable consumer electronics market," said Steven Fischer, CEO and Chairman of MTI. "He has an impressive track record of leading the commercialization of many award-winning mobile products for companies like Palm, Tapwave, Fujitsu, Texas Instruments and Zenith Data Systems. His insights from these companies will be of great value in our efforts to make Mobion® available to the multi-billion dollar portable electronics market."

Peng founded Tapwave in 2001, a company that developed Zodiac - one of the first handhelds that combined the functionality of a PDA with the power and performance of a video game console. As CEO of Tapwave, Peng was responsible for defining business, technology and product strategies, as well as securing partnerships with major component suppliers and retail outlets.

Peng served as Vice President for Worldwide Product Development for Palm, Inc. (Palm), from 1999 until 2001 where he managed a global team of 500 employees focused on developing and commercializing Palm PDAs, the PalmOS Platform and Palm Application Software for worldwide markets. Peng was part of the senior management team of Palm that developed products which according to public filings captured 75% of worldwide handheld operating system market share and sold over 13 million Palm devices by 2001.

Peng served as Vice President of Engineering at Fujitsu Personal Systems from 1997 until 1999 where he managed U.S. and Japanese teams in the development of four industry-leading, pen-based wireless computers.

Peng led cutting-edge product development teams at Zenith Data Systems from 1993 until 1996 as Director of Advanced Portables Engineering. At Zenith, he led the development of CruisePad®, the world's first wireless-LAN mobile terminal that generated a number of important patents for Zenith, was voted "Best Wireless LAN Product" by Mobile Insights '95, and was awarded a Gold Medal by PC User.

"Based on my 15 years of experience working for consumer electronics OEMs, I believe there is a growing need for better portable power solutions," said Peng Lim, President and CEO of MTI Micro. "Mobion® is a technology addressing that need, and when commercialized, it will change the way consumers use their devices and the way OEMs design them."

Peng added, "I believe MTI Micro is a world leader in the micro fuel cell industry with innovative technology, strong intellectual property and exceptionally talented people. Bill Acker and his team have earned this leadership position, and I am now committed to making MTI Micro a product leader in the portable power market and building Mobion® into a global brand."

MTI Micro co-founder and former CEO, William P. Acker, Ph.D., will remain involved with MTI Micro as an advisor, a member of the MTI Micro Board and Chair of its Technology Committee.

About MTI MicroFuel Cells

MTI MicroFuel Cells Inc., a majority-owned subsidiary of Mechanical Technology Incorporated, (NASDAQ: MKTY), is the developer of the award winning Mobion® direct methanol micro fuel cell technology. The Company has a world-class team of entrepreneurial business executives, researchers and scientists; a number of system prototypes demonstrating size reductions and performance improvements; significant related intellectual property; and has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. More information is available at www.mtimicrofuelcells.com.

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Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements regarding MTI Micro's development and commercialization of its Mobion® micro fuel cell technology and the future prospects, markets, and market acceptance of MTI Micro products.  It is important to note that MTI Micro's actual results may differ materially from those in any such forward-looking statements.  Factors that could cause actual results to differ materially include, among others risks related to financing, uncertainties in development, manufacturing, competition and demand for direct methanol fuel cells, and the risk factors listed from time to time in Mechanical Technology Incorporated's SEC reports including but not limited to, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.